

David Hockney (b. 1937)



Hockney's deep study of art history, extensive oeuvre and embrace of new media have made him one of the most influential artists of the 20th century.

INVESTMENT THESIS

Historical Price Appreciation of Similar Works

29.6% ?

Not intended to indicate past or expected performance of any security. Investing involves risk and investors must be prepared to hold their investment for an extended period.

Similar Sales ?


$6.0m
$5.0m
$4.0m
$3.0m
$2.0m
$1.0m
19

Initial Offering

$3,219,000

Investment Overview

Offering Circular	sec.gov/edgar
Auction History	significant 37 years
2020 Auction Sales	significant $116,961,569
Repeat Sales	view

4% Progress

INVEST NOW

DEAL SHEET

WHY WE LIKE THIS PAINTING

- In a 2011 poll, David Hockney was voted the "most influential British artist of all time" by 1,000 fellow British painters and sculptors.
- Hockney previously held the record for most expensive artwork sold at auction by any living artist, when *Portrait of an Artist (Pool with Two Figures)* (1972) sold for $90,312,000 in November 2018.
- In 2004, the Painting was in a museum exhibition alongside works by Van Gogh, Monet and Picasso in "The Flower as Image," which opened at the Louisiana Museum of Art in Humlebæk, Denmark, before traveling to the Fondation Beyeler in Basel, Switzerland.
- Top auction records for Hockney's *Floral Still Lifes* created in the 1990's include: large format *30 Sunflowers* (1996), which sold for $14,816,196 in July 2020, *Gladioli with Two Oranges* (1996), which sold for $5,841,755 in June 2021, and the larger format *Anthuriums* (1995) which sold for $5,600,000 in May 2019.
- Flowers are a central theme of the artist's post-1970 work, and appear in some of his most iconic paintings, including *Henry Geldzhaler and Christoper Scott* (1969), which sold in March 2019 and holds the artist's second highest auction record at $49,521,696.
- Although there are no guarantees, similar works have appreciated at 29.6% annualized historically from 2016 to 2021.

Past performance is no guarantee of future results. Repeat sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.



2020 Auction Sales	2020 Number of Lots Sold
$116,961,569	69

DAVID HOCKNEY

b. 1937, UNITED KINGDOM



$3,219,000

INITIAL OFFERING

29.6%

HISTORICAL APPRECIATION OF SIMILAR WORKS[1]

Oil on canvas | 32 × 26 in. (81 × 66 cm.)

Hockney's deep study of art history, extensive oeuvre and embrace of new media have made him one of the most influential artists of the 20th century.

Created in 1996, *Iris with Evian Bottle* reflects the artist's mature style - the result of decades of close observation and study of art history, including the techniques of masters like Vermeer, Van Gogh and Picasso. Since the 1970s, flowers have been a central theme of the artist's work and appear in some of his most iconic and expensive paintings, including *Henry Geldzhaler and Christopher Scott* (1969) which sold for £37,661,250 ($49,521,696) at Christie's in London on March 19, 2019, *Portrait of Sir David Webster* (1971) which sold for £12,865,000 ($16,848,595) on October 22, 2020 at Christie's in London and *Mr. and Mrs. Clark and Percy* (1970-71), which is in the permanent collection of the Tate Modern. As of November 9, 2021 top auction records for floral still lifes created in the 1990's include: the large format *30 Sunflowers* (1996) which sold for HK114,827,000 ($14,816,196) at Sotheby's in Hong Kong on July 9, 2020, *Gladioli with Two Oranges* (1996) which sold for £4,219,500 ($5,841,755) at Sotheby's in London on June 29, 2021 and the larger format *Anthuriums* (1995) which sold for $5,600,000 at Christie's in New York on May 17, 2019. The Painting remained in private hands from the time it was acquired in 1997 until May 16, 2019, when it was sold at Phillips in New York for $2,204,000. The Painting is an excellent example of Hockney's mature floral still lifes; its sophisticated approach to color, brushwork and perspective make it a particularly desirable work by the artist.

Hockney's deep knowledge of art history, extensive oeuvre and embrace of new media have made him one of the most influential artists of the 20th century. Artworks by David Hockney are held in important permanent collections around the world including the Metropolitan Museum of Art in New York, the Smithsonian's Hirshhorn Museum and Sculpture Garden in Washington D.C., the British Museum in London and the Bennesse Art Site in Japan. As of November 9, 2021, the artist's top ten auction records were achieved after January 1, 2018, led by *Portrait of an Artist (Pool with Two Figures)* (1972), which sold for $90,312,000 at Christie's in New York on November 15, 2018, and became the most expensive work by a living artist to have sold at auction at that time, followed by *Henry Geldzahler and Christopher Scott* (1969) which sold for £37,661,250 ($49,521,696) at Christie's in London on March 6, 2019 and *Nichols Canyon* (1980) which sold for $41,067,500 at Phillip's in New York on December 7, 2020.

AS OF NOVEMBER 9, 2021, THE ARTIST'S TOP TEN AUCTION RECORDS WERE ACHIEVED AFTER JANUARY 1, 2018, LED BY "PORTRAIT OF AN ARTIST (POOL WITH TWO FIGURES)" (1972), WHICH SOLD FOR $90,312,000 AT CHRISTIE'S IN NEW YORK ON NOVEMBER 15, 2018, AND BECAME THE MOST EXPENSIVE WORK BY A LIVING ARTIST TO HAVE SOLD AT AUCTION AT THAT TIME, FOLLOWED BY "HENRY GELDZAHLER AND CHRISTOPHER SCOTT" (1969) WHICH SOLD FOR £37,661,250 ($49,521,696) AT CHRISTIE'S IN LONDON ON MARCH 6, 2019 AND "NICHOLS CANYON" (1980) WHICH SOLD FOR $41,067,500 AT PHILLIP'S IN NEW YORK ON DECEMBER 7, 2020.

AUCTION RESULTS FOR SIMILAR WORKS[2,3]


$6M
$4.5M
$3M
$1.5M
2016
2017
2017
2017
2018
2018
2018
2019
2019
2020
2020
2020
2021
2021

David Hockney was born in Bradford, England, in 1937 to Laura and Kenneth Hockney and raised on modest means. As a child, Hockney took a keen interest in art programs at grammar school where he drew designs for the school's magazine and posters for the city. After serving two years in the National Service as a conscientious objector, Hockney moved to London to attend the prestigious Royal College of Art, where artist Francis Bacon was a visiting artist. In 1962, Hockney was awarded the Gold Medal distinction for painting by the Royal College of Art. In 1963, the year after he graduated from the Royal Academy, Hockney traveled to New York and, at Andy Warhol's Factory, met Henry Geldzhaler, who would become the first curator of Contemporary Art at the Metropolitan Museum of Art and a lifelong friend of the artist. With money from the sales of his artwork, Hockney spent the majority of 1964 living in Los Angeles where he painted the first of his iconic pool paintings, explored polaroid photography and began a lifelong infatuation with the city, which he visited several more times before he settled there permanently in 1978.





DAVID HOCKNEY, [redacted]



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past artwork pricing trends are not indicative of future pricing trends.

2. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

3. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The art transaction data is not intended to indicate past or expected performance of any security. The set of similar sales comprise paintings by David Hockney with the following criteria: paintings created between 1988 and 1996, that depict still lifes of floral arrangements or potted plants in a single vessel, and measure between 10 inches by 10 inches and 50 inches by 50 inches, excluding tondos. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 29.6% CAGR implied from selected sales occurring from November 18, 2016 to June 29, 2011.

The information contained on the Masterworks.io web site has been prepared by Masterworks without reference to any particular user's investment requirements or financial situation. Potential investors are encouraged to consult with professional tax, legal, and financial advisors before making any investment into a Masterworks offering. All investments involve risk, including the risk of the loss of all of your invested capital. Please consider carefully the investment objectives, risks, transaction costs, and other expenses related to an investment prior to deciding to invest. Diversification and asset allocation do not ensure profit or guarantee against loss. Investment decisions should be based on an individual's own goals, time horizon, and tolerance for risk.

YOU MUST CAREFULLY REVIEW THE RELEVANT MASTERWORKS OFFERING CIRCULAR AND OFFERING STATEMENT BEFORE DECIDING TO INVEST.

Investment overviews on the Masterworks.io website contain summaries of the purpose and the principal business terms of the investment opportunities. Such summaries are intended for informational purposes only and do not purport to be complete, and each is qualified in its entirety by reference to the more detailed discussions contained in the respective Offering Circular filed with SEC or other offering materials relating to such investment opportunity.

An indication of interest involves no obligation or commitment of any kind by either party. By using this website, you accept the Masterworks.io Terms of Use and Privacy Policy. Any person interested in investing in any Masterworks offering should review our disclosures and the most recent publicly filed offering statement relating to that offering, a copy of which will be available on this website (www.masterworks.io), or as available on the SEC'S EDGAR web site.

Masterworks is not registered, licensed, or supervised as a broker dealer or investment adviser by the SEC, the Financial Industry Regulatory Authority (FINRA), or any other financial regulatory authority or licensed to provide any financial advice or services. Certain equity owners of Masterworks operate in their capacity as a "principal" to Masterworks platform transactions pursuant to SEC Rule 3a4-1.

Masterworks does not offer refunds after an investment has been made. Please review the relevant offering materials and subscription documentation for more information.

Masterworks.io, LLC is located at 225 Liberty Street, 29th Floor, New York NY, 10281.

Certain Masterworks associated persons solicit in connection with Masterworks offerings in their capacities as registered representatives of Independent Brokerage Solutions LLC ("IndieBrokers") or Arete Wealth Management, LLC ("Arete"), or in their capacity as a "principal" to the transaction pursuant to SEC Rule 3a4-1. Each of IndieBrokers and Arete is a registered broker dealer, a member of FINRA and a member of SIPC. Masterworks.io and its affiliates are independent and unaffiliated with IndieBrokers and Arete. To check the background of IndieBrokers and Arete and their respective representatives, visit FINRA's BrokerCheck. IndieBrokers is located at 485 Madison Ave, 15th Floor, New York, NY 10022 and Arete is located at 1115 W Fulton Market, 3rd Floor, Chicago, IL 60607. Investors solicited through a representative of IndieBrokers will find a brief summary of their relationship with IndieBrokers on the IndieBrokers Form CRS and investors solicited through a representative on Arete will find a brief summary of their relationship with Arete on the Arete Form CRS.

This website contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "outlook," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain and actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. You are cautioned not to place undue reliance on any of these forward-looking statements.